Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO REPORTS RECORD QUARTERLY REVENUES;

RESULTS SPURRED BY HIGH PRICES, NATURAL GAS PRODUCTION

Quarterly Dividend Declared

        HOUSTON, TX — April 26, 2005 — First quarter 2005 net income of Pogo Producing Company (“PPP” — NYSE) was $59,236,000, or $0.93 per share, on revenues of $368,790,000, compared to first quarter 2004 net income of $71,640,000, or $1.13 per share, on revenues of $307,882,000.  Discretionary cash flow in the first quarter of 2005 jumped to $221,160,000, from $177,777,000 in the same quarter of 2004.  Net cash provided by operating activities during the first quarter was $263,678,000, up 19% from $221,069,000 in the same quarter of 2004.

        Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen said, “Pogo’s near-record first quarter natural gas production, combined with unusually high average natural gas and crude oil prices, resulted in best-ever quarterly revenues and cash flows.  First quarter net income was affected by Pogo’s very active drilling program.  The continuation of strong energy fundamentals prompts Pogo to seek further growth through a combination of accelerated exploratory drilling and opportunistic acquisitions.  Current market conditions also provide Pogo an opportunity to enhance its already strong balance sheet by taking a conservative approach to discretionary developmental drilling while drilling and service costs remain extraordinarily high.”

PRODUCTION AND PRICES

        In the first quarter of 2005, the company produced a daily average of 48,767 barrels of liquid hydrocarbons, including crude oil, condensate and plant products, down 10% from an average of 54,245 barrels per day produced during the first quarter of last year.  However, Pogo produced a near-record 335.1 million cubic feet of natural gas per day (mmcf/d), up 12% from 299.6 mmcf/d produced during the first quarter of 2004.

        Natural gas prices averaged $5.20 per thousand cubic feet (mcf) in the 2005 first quarter, up 9% from $4.79 per mcf in the same quarter of 2004.  Average oil and condensate prices also rose to $45.15 per barrel, up 29% from $35.13 per barrel in the same quarter of last year.

FIRST QUARTER DRILLING RESULTS

        Pogo drilled 88 gross wells during the first quarter, successfully completing 80 of them, a 91% success rate.  There are 226 gross wells in Pogo’s 2005 capital and exploration budget, including 45 exploration wells.  This first quarter drilling pace puts Pogo a bit ahead of schedule.

THE OUTER CONTINENTAL SHELF (O.C.S.)

        As announced in March, Pogo recorded an exploratory discovery with its Ewing Bank Block 948 No. 1 well in the Pleistocene Ang-B interval, between 13,710 and 13,910 feet subsea.  Production from that discovery well could begin by mid-2006.  With the earlier discovery at

Main Pass Block 72 No. 5, the current six-well offshore exploratory program is now complete.  Later this year, further offshore exploration is budgeted for the Eugene Island and Chandeleur Sound areas.  Other offshore exploration opportunities are now being studied for possible drilling in late 2005, perhaps including one or more of the four new lease blocks upon which Pogo was high bidder at the March federal O.C.S. lease sale.

THE PERMIAN BASIN

        In the first quarter, 36 Permian Basin wells were drilled, 34 of which were successfully completed as producers, and 34 more were being drilled, completed or tested as the quarter ended.  Notable among the successes was the Pogo-operated, 54% Pogo-owned, Lea County, New Mexico, Foxglove 29 Federal No. 1 that flowed 2.5 mmcf/d from the Middle Morrow formation.  Several offset drilling locations could be identified in the near future depending upon production performance.

        Elsewhere in the Permian Basin, the 100%-owned Britt 4-14 in Wheeler County, Texas, flowed 1.8 mmcf/d from the Atoka Wash formation at 15,410 feet subsurface.  Several more 2005 wells are planned for that area.  Also of note, Pogo drilled three first quarter horizontal wells targeting the Brown Dolomite formation at a vertical depth of only 3,300 feet subsurface, in the Borger and Bivins field areas in the Texas panhandle.  Those three wells flowed on test at an average rate of about 1 mmcf/d per well.

THE ONSHORE GULF COAST

        Pogo drilled nine straight successful first quarter wells in the onshore Gulf Coast area.  Seven of those successes were in the Zapata County, Texas, Los Mogotes and South Hundido fields.

Among the seven were the Cassin No. 4, 49% Pogo-owned, which tested at 7 mmcf/d, and the Haynes No. 140, 70% Pogo-owned, which flowed 5 mmcf/d.  A previously reported first quarter exploratory success was the South Rosita Prospect, Hoffman 116 No. 1, 47% Pogo-owned, in Duval County, Texas, which will be completed within 45 days to produce from two zones at a combined rate of up to 10 mmcf/d.

WYOMING

        During the first quarter, 13 wells were drilled in the Wind River Basin Madden field, targeting the Lower Fort Union formation, yielding 11 successes, with 13 more Madden field wells being drilled or completed as the quarter ended.  Pogo generally owns about 14% of the Madden field.

        Although Pogo’s 100%-owned Natrona County, Wyoming, Crockett Ridge 13 Federal No. 1 well was unsuccessful in testing the Lower Fort Union and Lance formations during the first quarter, there are believed to be several additional, drillable prospects on Pogo’s 16,000-acre Crockett Ridge leasehold inventory.  At least one of those prospects will be drilled in 2005, as well as a similar Lower Fort Union exploration well in the nearby Polo prospect area, which Pogo also solely owns.

THE GULF OF THAILAND

        Twenty-five wells, all successful, were drilled during the first quarter on Pogo’s 46.34%-owned Gulf of Thailand Block B8/32.  The first quarter drilling program included development wells on Tantawan field platforms “E” and “C,” and Benchamas field platforms “F” and “J.”  Additionally, two first quarter exploratory discoveries, the Benchamas No. 28, which logged 365 feet of pay, and Chaba No. 4 that discovered pay thickness of 71 feet, each confirm future platform locations.

        On March 31, Pogo and its partners applied for two new Production License Areas covering all of the remaining exploration acreage within Block B8/32.  When, and if, the applications are granted, all of the approximately 608,000 acres in Gulf of Thailand Block B8/32 will be held as production licenses by Pogo and its partners for many years to come.

NEW ZEALAND

        New 3-D seismic data has been shot across a significant portion (about 429,000 acres) of Pogo’s license blocks located in the northern portion of the Taranaki Basin.  The entire Pogo license area spans some 1,043,000 acres.  The data is now undergoing final processing, and should be ready for analysis by Pogo’s international geoscience team by the middle of this year.  It is our hope that several viable exploratory prospects will be identified, allowing Pogo to undertake a multiple well drilling program beginning in the first half of 2006.

THE THAILAND/HUNGARY SALES PROCESS

        Steps leading to the possible sale of Pogo’s Thailand and Hungary assets are presently being undertaken.  Data rooms are open and filled with apparently interested prospective bidders.  Bids must be submitted to Pogo by late May.  If bids are received for Thailand, Hungary, or both, that are deemed adequate, Pogo will sell those assets, and tax-efficiently repatriate the proceeds, during 2005.  If Pogo does not receive a bid that it deems adequate, the properties will not be sold.

SENIOR SUBORDINATED NOTES PLACED IN FIRST QUARTER

        As was previously announced, on March 29, Pogo placed, in a private offering, $300 million of 6-5/8% senior subordinated notes due 2015.  The net proceeds from the notes were used to reduce outstanding senior indebtedness under Pogo’s revolving credit facility.

QUARTERLY DIVIDEND DECLARED

        The Board of Directors has declared a cash dividend of $0.0625 (six and one-fourth cents) per share of common stock, to be paid on May 27, 2005 to shareholders of record on May 13, 2005.

	Three Months Ended March 31,
	2005	2004
Natural gas
Price per Mcf	$5.20	$4.79
Production (sales), Mcf per day	335,073	299,633
Crude oil and condensate
Price per barrel	$45.15	$35.13
Production, barrels per day	44,768	49,733
Sales, barrels per day	46,388	51,997
Total liquids
Production, barrels per day	48,767	54,245
Sales, barrels per day	50,387	56,509

A summary of unaudited results follows, stated inthousands, except per share amounts:

Revenues:
Oil and gas	$355,700	$307,327
Other	13,090	555
	$368,790	$307,882

Net income	$59,236	$71,640

Earnings (loss) per share:
Basic -	$0.93	$1.13
Diluted -	$0.93	$1.12

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting. Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP. The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses. Other companies may define discretionary cash flow differently. A reconciliation to net cash provided by operating activities is shown below:

Net cash provided by operating activities	$263,678	$221,069
Remove changes in operating assets and liabilities	(53,803)	(51,763)
Add back exploration expenses	11,285	8,471
Discretionary cash flow	$221,160	$177,777

Net cash used in investing activities	$(55,939)	$(134,424)
Net cash used in financing activities	$(62,933)	$(97,367)

* * *

                Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interests in 91 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 804,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 608,000 gross acres in the Gulf of Thailand, approximately 764,000 gross acres in Hungary and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

                Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst teleconference call on Tuesday, April 26, 2005 at 1:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through July 26, 2005. Microsoft Media Player is required to access the webcast.  It can be downloaded from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx.